Exhibit 10.01

LANDIS SAVINGS BANK, SSB

DIRECTORS’ RETIREMENT PLAN

(As Amended and Restated Effective December 29, 2008)

1. Purpose. The purpose of the Landis Savings Bank, SSB Directors’ Retirement Plan (the “Plan”) was adopted effective on June 1, 1997 is to provide retirement benefits to members of the Board of Directors of Landis Savings Bank, SSB (the “Savings Bank,” which changed its name to “Bank of the Carolinas” effective on April 27, 1998) who provided and will provide expertise in enabling the Savings Bank to experience successful growth and development and to ensure that the Savings Bank will have their continued services and assistance in the conduct of its business in the future. Effective on December 27, 2001, the Savings Bank was merged into Bank of Davie (the “Merger”), which changed its name to Bank of the Carolinas (“BOC”). In connection with the merger, the Savings Bank’s directors became directors of BOC, BOC assumed the Savings Bank’s obligations under the Plan with respect to directors who had served as directors of the Savings Bank for at least ten years and whose benefits under the Plan had begun to vest, and BOC was released from any further obligations under the Plan with respect to all other former directors of the Savings Bank. Participants in the Plan following the Merger include only those directors of the Savings Bank who had served as such for at least ten years at the time of the Merger, and no other former directors of the Savings Bank, or current or former directors of BOC, shall be eligible or have any right to receive benefits under the Plan. Benefits under the Plan shall be in addition to any other benefits that the Participant may be eligible to receive.

2. Definitions. “Administrator” means the Administrator of the Plan., North Carolina Savings Institutions Division.

(a) “Board of Directors” means those persons serving, from time to time, on the Board of Directors of the Savings Bank.

(b) “Commissioner” means the North Carolina Commissioner of Banks.

(c) “Committee” means the Corporate Governance Committee comprised of three or more persons appointed by the BOC’s Board of Directors of the Savings Bank.

(d) “Disability” means absence from normal employment duties on a full-time basis and certified by a physician that such illness or injury has caused the disabled party to be incapable of performing normal employment duties.

(e) “Participant” means a former member of the Board of Directors of the Savings Bank who is eligible to receive benefits under the Plan as provided herein. Persons hereafter elected or appointed to fill vacancies on the Board of Directors shall become Participants on the date of election or appointment

(f) “Retirement Benefit” for a particular Participant means an amount equal to the Retirement Fee multiplied by ten (10), subject to the appropriate vesting schedule.

(g) “Retirement Fee” means an amount equal to Twelve Thousand Dollar ($12,000).

“Savings Bank” means Landis Savings Bank, SSB, a North Carolina chartered mutual savings bank, or any successor financial institution.

3. Eligibility. Any person who, is serving or hereinafter serves at the effective time of the Merger, had served on the Board of Directors of the Savings Bank for at least ten years and whose benefits under the Plan had begun vesting shall be a Participant in the Plan. Retirement Benefits, to the extent vested, shall be payable to a Participant upon (i) such person attaining the age of 70, and (ii) such Participant’s retirement from service on the BOC’s Board of Directors, and shall be paid in 120 equal monthly installments commencing within 30 days from the date of the Participant’s retirement.

4. Vesting of Benefits.

(a) For Participants who have had attained the age of 65 on the effective date of this Plan, the Retirement Benefit shall vest over a five year period beginning on the first anniversary of the Plan at a rate of 20% per year.

(b) For all other Participants, the Retirement Benefit shall vest 10% per year commencing on the first anniversary following such Participant’s tenth year of service as a member of the Savings Bank’s or BOC’s Board of Directors.

(c) Notwithstanding the foregoing, (i) no Retirement Benefit shall be paid until a Participant attains the age of 70, and (ii) no Retirement Benefit shall be paid after the AdministratorCommissioner, the Federal Deposit Insurance Corporation or any other appropriate regulatory body directs the Savings BankBOC to cease such payments.

5. Designation of Beneficiary. The Participant may file with the Committee a written designation of one or more persons as the beneficiary who shall be entitled to receive benefits under this Plan upon the Participant’s death. The Participant may, from time to time, revoke or change this designation without the consent of any prior beneficiary, if any, by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a day prior to such receipt.

6. Death of a Participant.

(a) Should a Participant designated in Section 4(a) die while serving on the BOC’s Board of Directors, if there is a designated beneficiary, the Retirement Benefit immediately shall become 100% vested and its then current present value as of the Participant’s date of death, discounted based on prevailing interest rates, shall be paid in 120 equal monthly installments one lump sum payment to such the Participant’s designated beneficiary within sixty (60) days following the Participant’s death. Should a Participant designated in Section 4(b) die while serving on the BOC’s Board of Directors, if there is a designated beneficiary, the then current present value as of the Participant’s date of death of the Retirement Benefit that heretofore has vested prior to the date of such director’s death, discounted based on prevailing interest rates, shall become immediately payable over the following 120 month period in equal monthly installments be paid in one lump sum payment to the Participant’s designated beneficiary within sixty (60) days following the Participant’s death.

(b) If no such beneficiary designation is in effect at the time of the Participant’s death, or if no designated beneficiary survives the Participant, or if such designation conflicts with law, the balance then current present value as of the Participant’s date of death of the Retirement Benefit, discounted as described above, shall be paid to the executor or administrator of the Participant’s estate in one lump sum payment, discounted for current value based upon the prevailing interest rates at the time of the Participant’s death. Such lump sum payment shall be made within sixty (60) days of following the participant’s death.

(c) If the Committee is in doubt as to the right of any person to receive the Retirement Benefit, the Committee may retain the Retirement Benefit without liability for any interest in respect thereof, until the rights thereto are determined, or the Committee may direct the transfer of the Retirement Benefit into any court of appropriate jurisdiction and such transfer shall be deemed a complete discharge of the BOC’s obligations of the Savings Bank hereunder.

7. Disability. Should the service of a Participant designated in Section 4(a) become disabled, as a member of BOC’s Board of Directors terminate as a result of his Disability, the Participant’s Retirement Benefit immediately shall become 100% vested and shall be paid in 120 equal monthly installments commencing within 30 days from the date of the Participant’s termination of service. Should the service of a Participant designated in Section 4(b) become disabled, as a member of BOC’s Board of Directors terminate as a result of his Disability, the Participant’s Retirement Benefit, to the extent vested on the date of Disability, shall be immediately payable over the following 120 month period in equal monthly installments paid in 120 equal monthly installments commencing within 30 days from the date of the Participant’s termination of service.

8. Administration. The Plan shall be administered by the Committee. All questions of interpretation of the Plan or of any opinions issued under it shall be final and binding upon all persons having an interest in the Plan. Any or all powers and discretion vested in the Committee under this Plan may be exercised by any subcommittee of three or more persons so authorized by the Committee.

9. Amendment. The Committee may amend, modify, suspend, or terminate this Plan at any time, provided, however, that any amendment, modification, suspension, or termination shall not affect the rights of Participants who are receiving payments to which they are entitled pursuant to Paragraph 4. Notwithstanding the foregoing, this Plan may be terminated at any time and benefits may be affected in whole or in part if the Plan is deemed by the AdministratorCommissioner or the Federal Deposit Insurance Corporation to constitute an unsafe or unsound banking practice.

10. State Law. Notwithstanding the principals of conflicts of laws, this Plan shall be governed and construed in accordance with the laws of the State of North Carolina. Any suit or action relating to this Plan shall be instituted and prosecuted in the Courts of the County of RowanDavie, State of North Carolina.

11. Effective Date. This Plan shall become operative and in effect on June 1, 1997, provided it has been adopted by the Board of Directors prior or simultaneously thereto and is amended and restated effective on December 29, 2008.

12. Funding. This Plan at all times shall be entirely unfunded and no provision at any time shall be made with respect to segregating any asset of the Savings BankBOC for payment of benefits hereunder. No Participant, beneficiary or other person shall have any interest in any particular assets of the Savings BankBOC by reason of the right to receive the Retirement Benefit under the Plan, and any such Participant, beneficiary or other person shall have only the rights of a general unsecured creditor of the Savings BankBOC with respect to any rights under this Plan.

13. Section 409A. Notwithstanding anything contained in this Plan to the contrary:

(a) the terms used in this Plan shall be defined and interpreted in a manner that is consistent with Section 409A of the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder, as applicable (“Section 409A), and in the event of any ambiguity in any of the terms or provisions of this Plan, those terms or provisions shall be interpreted in a manner so as to comply with the applicable requirements of Section 409A;

(b) to the extent the Participant is entitled to a series of installment payments under the provisions of this Plan, such series of installment payments shall be treated as a series of separate payments for purposes of Section 409A, as applicable;

(c) in the case of a payment upon the termination of the Participant’s services as a member of BOC’s Board of Directors, payment shall not be made under this Plan unless the termination of service constitutes a “separation from service” under Section 409A and, if BOC determines that the Participant is a “specified employee” within the meaning of Section 409A on the date of any such separation from service (the “Separation from Service Date”), then (i) any installment payments which the Participant is entitled to under this Plan that would result in a tax, interest, and/or penalties under Section 409A if paid during the first six months after the Separation from Service Date shall be delayed and accumulated by the Administrator and the accumulated amount shall be payable to the Participant in a lump sum on the date that is six months and one week after the Separation from Service Date, with any additional installment payments for which the Participant is entitled to after that six-month period being payable on the same schedule as otherwise provided under this Plan, and (ii) any lump-sum payment which the Participant is entitled to under this Plan that would result in a tax, interest, and/or penalties under Section 409A if paid during the first six months after the Separation from Service Date shall be delayed and be payable to the Participant in a lump sum on the date that is six months and one week after the Separation from Service Date.

(d) in the event that the terms of this Plan shall be deemed not to comply with Section 409A, BOC shall not be liable to the Participant for any income or excise taxes or any other amounts payable by the Participant with respect to any payments made hereunder or for any actions, decisions or determinations made by BOC in good faith.

The purpose of this Paragraph 13 is to comply with Section 409A

DESIGNATION OF BENEFICIARY

To:	Compensation Corporate Governance Committee

Landis Savings Bank, SSB Bank of the Carolinas

Gentlemen:

The undersigned hereby designates                                                               whose address is                                                                                   as beneficiary of any and all payments which may be made under the Landis Savings Bank, SSB Directors’ Retirement Plan (as amended and restated effective December 29, 2008) after my death. In the event that said beneficiary does not survive me, I direct that such payments be made to                                         , whose address is                                                              . This designation supersedes any and all prior designations and shall be effective until such time as it should be succeeded by a subsequent designation.

Dated:

Signature: